EXHIBIT 10.9


December 3, 1999


Mr. Douglas B. Coder
Chairman of the Board
Catalyst International, Inc.
8989 North Deerwood Drive
Milwaukee, WI  53223

Dear Doug,

As Catalyst's Board of Directors has previously agreed, this correspondence shall serve to reconfirm your annual compensation in connection with your role as Chairman of the Board of the Company. Commencing on January 1, 2000, your annual compensation shall be $100,000 until the annual shareholder meeting scheduled for April 2002. As of the 2002 Annual Shareholder Meeting and for a period of two years thereafter, your shall be paid an annual compensation of $100,000.

The Company's obligation to make payments due to you shall not terminate in the event of your death, illness, disability or incapacity. If you should die during this period of time, the payments which would otherwise have been made to you shall be made to your spouse or to any other beneficiary you designate in a written notice given to the Company. If your spouse or designated beneficiary should die before all payments are made hereunder, such payments shall be made to your estate.

Please indicate your acceptance of the terms hereof by signing below and returning to my attention.

Sincerely,

/s/ Sean P. McGowan

Sean P. McGowan
President & Chief Executive Officer


The undersigned, Douglas B. Coder, accepts the terms hereof as of the date first above written.

/s/ Douglas B. Coder
- ------------------------------------------
Douglas B. Coder